Exhibit 99.1

DigitalGlobe Reports Fourth Quarter and Full Year 2012 Results

Revenue Up 28%

Next Twelve-Month Revenue Backlog Up 37%

EPS of 36 Cents Up From Year-ago Loss

Longmont, Colorado, February 26, 2013 – DigitalGlobe, Inc. (NYSE: DGI), a leading global provider of high-resolution earth imagery solutions, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Fourth quarter 2012 revenue was $125.4 million, a 28% increase compared with the same period last year. Net income for the fourth quarter was $17.1 million, or $0.36 per diluted share, compared with a net loss of $27.0 million or $(0.58) per diluted share in fourth quarter 2011. Fourth quarter 2012 EBITDA was $57.6 million, driving an EBITDA margin of 45.9%. Fourth quarter 2012 EBITDA margin expanded year-over-year despite incurring $10.2 million in one-time expenses related to the combination with GeoEye, which negatively impacted fourth quarter 2012 EBITDA margin by approximately 810 basis points.

Full year 2012 revenue was $421.4 million, a 24% increase compared with 2011. The company reported net income of $39.0 million, or $0.84 per share, compared with a net loss of $28.1 million, or $(0.61) per share in 2011. Note that reported fourth quarter and full-year 2012 results reflect fully diluted share counts of 47.0 million and 46.4 million, respectively. Full-year EBITDA was $189.6 million, yielding an EBITDA margin of 45.0% compared with a full-year 2011 EBITDA margin of 27.3%, or 42.6% not including the impact of a $51.8 million pre-tax loss related to the early extinguishment of debt. Full-year 2012 EBITDA margin expanded year over year in spite of incurring $19.9 million in one-time expenses related to the combination with GeoEye, which negatively impacted full-year 2012 EBITDA margin by approximately 470 basis points.

The company closed its combination with GeoEye on Jan. 31, 2013. According to the terms of the transaction, GeoEye common stockholders received approximately 26.0 million shares of DigitalGlobe common stock and cash consideration of approximately $93.8 million. DigitalGlobe common shares outstanding as of February 21, 2013 total approximately 73.7 million.

“This was an extraordinary year and quarter for DigitalGlobe,” said Jeffrey R. Tarr, President and Chief Executive Officer. “We drove strong, profitable double-digit revenue growth across all customer categories, generated positive free cash flow, and grew our next 12-month revenue backlog by 37 percent. We also entered into a transformational agreement to combine with GeoEye. As a result of this combination, we are a more diversified, less capital intensive geospatial information business with a more complete set of capabilities to serve customers and fuel our growth.”

Recent Business Highlights

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Fourth quarter 2012 Defense & Intelligence segment revenue grew 29% to $90.3 million compared with fourth quarter 2011. Performance was driven by increased revenue related to the service level agreement (SLA) portion of the EnhancedView contract with the National Geospatial-Intelligence Agency (NGA), and growth in value-added services of 64% to $12.3 million.

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Commercial segment revenue grew 27% to $35.1 million in the quarter compared with fourth quarter 2011. Growth continues to be strong among International Civil Governments, providers of Location-based Services and Other Industry Verticals.

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The company continued to expand its footprint among International Civil Government customers, growing revenue from this customer group at double-digit rates driven primarily by new, renewed and upsized agreements with key customers in emerging growth markets.

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Effective January 1, 2013, the company signed an existing Location-Based Services customer to a new, larger, multi-year agreement through delivery of its Global Basemap product that takes advantage of the company’s ImageLibrary, which contains more than 2.8 billion square kilometers, equivalent to 24 times the earth’s landmass.

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Among customers in Other Industry Verticals, the company signed a new agreement with a leading global provider of information services, building on DigitalGlobe’s monitoring and analysis capabilities for extractive industries such as mining and oil & gas. DigitalGlobe also expanded its relationship with a large humanitarian relief organization to provide FirstLook monitoring services and imagery for monitoring humanitarian crises and human rights violations.

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The company’s next 12-month backlog increased to $419.5 million, up 37% year over year, driven by continued growth across the customer base and demonstrating the company’s continued success in building improved revenue visibility from recurring customer relationships.

2013 Outlook

For 2013, the company expects to report revenue in a range of $635 million to $660 million, which includes the revenue contribution from GeoEye beginning on February 1, 2013. This 2013 revenue outlook is compared with 2012 pro forma revenue of approximately $600 million for the combined company, which included a full 12-month contribution from GeoEye in 2012. Not included in this pro forma calculation is revenue that GeoEye reported in 2012 related to its EnhancedView SLA with the NGA, including the non-cash amortization for payments received in connection with its NextView contract with the NGA. The company expects to achieve a full-year EBITDA margin of approximately 36%, not including the impact of approximately $90 million of combination-related expenses to integrate with GeoEye. The company also expects 2013 capital expenditures of approximately $230 million, including spending to complete, but not launch, the GeoEye-2 satellite in 2013, continued work on the WorldView-3 satellite, and maintenance.

Conference Call Information

DigitalGlobe’s management will host a conference call today, February 26, 2013 at 5 p.m. ET to discuss its 2012 fourth quarter and full-year financial and operating results.

The conference call dial-in numbers are as follows:

U.S./Canada dial-in: (866) 863-0053

International dial-in: (706) 758-7563

Passcode: 97601226

A replay of the call will be available through March 27, 2013 at the following numbers:

U.S./Canada dial-in: (855) 859-2056

International dial-in: (404) 537-3406

Passcode: 97601226

DigitalGlobe will also sponsor a live and archived webcast of the conference call on the Investor Relations portion of its website. Click here to directly access the live webcast.

Supplemental earnings materials are available on the Investor Relations section of the company’s website at www.digitalglobe.com.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

In January 2013, DigitalGlobe and GeoEye combined to become one DigitalGlobe, creating a company capable of providing greater value to customers through an integrated constellation and a broader set of products and services. For more information on the combination and its benefits, visit www.digitalglobe.com/combination.

DigitalGlobe is a registered trademark of DigitalGlobe.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or future financial performance and generally can be identified by the use of terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss, reduction or change in terms of any of our primary contracts; the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of congress and the administration, or budgetary cuts resulting from congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); the risk that the anticipated benefits and synergies from the strategic combination of the Company and GeoEye, Inc. cannot be fully realized or may take longer to realize than expected; adjustments to the fair value of certain of the Company’s assets and liabilities, including estimates made in connection with the strategic combination of the Company and GeoEye, Inc.; the outcome of pending or threatened litigation; the loss or impairment of our satellites; delays in the construction and launch of any of our satellites; delays in implementation of planned ground system and infrastructure enhancements; loss or damage to the content contained in our imagery archives; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition that may reduce our market share or cause us to lower our prices; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company and other important factors, all as described more fully in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“U.S. GAAP”) and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

EBITDA and Adjusted EBITDA are key measures used in internal operating reports by management and the board of directors to evaluate the performance of our operations and are also used by analysts, investment banks and lenders for the same purpose. In 2012, EBITDA, excluding certain deal costs, is a measure being used as a key element of the company-wide bonus incentive plan. Prior to 2012, Adjusted EBITDA as previously defined had been a key element of the company-wide bonus incentive plan.

EBITDA is a measure of our current period operating performance, excluding charges for depreciation related to prior period capital expenditures and items which are generally non-core in nature. Adjusted EBITDA is a measure of our current period operating performance, excluding charges for capital, depreciation related to prior period capital expenditures and items which are generally non-core in nature.

We believe that the elimination of material non-cash, non-operating items enables a more consistent measurement of period to period performance of our operations. In addition, we believe that elimination of these items facilitates comparison of our operating performance to companies in our industry. We believe that EBITDA and Adjusted EBITDA measures are particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and to build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, our QuickBird satellite, which we are currently depreciating, cost significantly less than our WorldView-1 and WorldView-2 satellites. Current depreciation expense is not indicative of the net revenue generating potential of the satellite.

EBITDA excludes interest income, interest expense and income taxes because these items are associated with our capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements.

Adjusted EBITDA further adjusts EBITDA to the exclude loss on the early extinguishment of debt, expenses associated with the GeoEye combination, loss on derivative instruments and disposal of assets because these are not related to our primary operations. Additionally, it excludes the loss from our joint venture as this is a non-cash, non-core item. Adjusted EBITDA as defined does not include the same financial components as used in previous definitions of Adjusted EBITDA in previous filings. We have revised the definition to exclude certain costs related to our merger with GeoEye because we believe these do not reflect our on-going operating activity. Additionally, we have removed adjustments related to EnhancedView deferred revenue, EnhancedView outstanding invoices not yet paid by NGA and Amortization of pre-FOC payment related to NextView. We believe that this revised definition of Adjusted EBITDA provides better measure of our operating performance.

We use EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on measures as our only measures of operating performance. EBITDA and Adjusted EBITDA should not be considered as substitutes for other measures of financial performance reported in accordance with U.S. GAAP.

FINANCIAL TABLES TO FOLLOW

DigitalGlobe, Inc.

Consolidated Statements of Operations and

Comprehensive Income (Loss)

	Three months ended December 31,		Year ended December 31,
(in millions, except per share amounts)	2012	2011	2012	2011
Net revenue	$125.4	$97.7	$421.4	$339.5
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	22.1	17.9	81.6	64.9
Selling, general and administrative	45.8	35.0	149.2	130.2
Depreciation and amortization	28.1	29.6	114.6	117.1

Income from operations	29.4	15.2	76.0	27.3
Loss from early extinguishment of debt	—	(51.8)	—	(51.8)
Other income (expense), net	0.1	—	(1.0)	0.2
Interest income (expense), net	(1.4)	(4.0)	(9.1)	(21.7)

Income (loss) before income taxes	28.1	(40.6)	65.9	(46.0)
Income tax (expense) benefit	(11.0)	13.6	(26.9)	17.9

Net income (loss)	$17.1	$(27.0)	$39.0	$(28.1)

Comprehensive income (loss)	$17.1	$(27.0)	$39.0	$(28.1)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.37	$(0.58)	$0.85	$(0.61)

Diluted earnings (loss) per share	$0.36	$(0.58)	$0.84	$(0.61)

Weighted-average common shares outstanding:
Basic	46.3	46.0	46.1	45.9

Diluted	47.0	46.0	46.4	45.9

DigitalGlobe, Inc.

Reconciliation Net Income (loss) EBITDA and Adjusted EBITDA

	2012				2011
(in millions)	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Net income (loss)	$3.8	$9.6	$8.5	$17.1	$(1.3)	$(0.9)	$1.1	$(27.0)
Depreciation and amortization	29.1	28.5	28.9	28.1	29.2	29.2	29.1	29.6
Interest income (expense), net	3.2	2.6	1.9	1.4	7.9	5.7	4.1	4.0
Income tax expense (benefit)	3.1	7.2	5.6	11.0	(1.5)	(1.1)	(1.7)	(13.6)

EBITDA	39.2	47.9	44.9	57.6	34.3	32.9	32.6	(7.0)
Loss from extinguishment of debt	—	—	—	—	—	—	—	51.8
Merger costs	—	2.2	7.5	10.2	—	—	—	—
Other losses (gains)(1)	—	0.4	0.7	(0.1)	—	—	(0.5)	—

Adjusted EBITDA	$39.2	$50.5	$53.1	$67.7	$34.3	$32.9	$32.1	$44.8

	For the year ended December 31,
(in millions)	2012	2011	2010	2009	2008
Net income (loss)	$39.0	$(28.1)	$2.5	$47.4	$53.8
Depreciation and amortization	114.6	117.1	118.9	74.4	75.7
Interest (income) expense, net	9.1	21.7	40.4	(0.1)	3.0
Income tax expense (benefit)	26.9	(17.9)	4.3	31.0	38.1

EBITDA	189.6	92.8	166.1	152.7	170.6
Loss from early extinguishment of debt	—	51.8	—	7.7	—
Merger costs	19.9	—	—	—	—
Other losses (gains)(1)	1.0	(0.5)	—	1.8	—

Adjusted EBITDA	$210.5	$144.1	$166.1	$162.2	$170.6

1)	Other losses (gains) include loss or gain on sale of assets, derivative instruments and joint venture.

EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP), in the United States and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, as an indication of financial performance, or as an alternative to cash flow from operations as a measure of liquidity. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ours. EBITDA margin is calculated by dividing EBITDA by GAAP net revenue. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by GAAP net revenue.

DigitalGlobe, Inc.

Consolidated Balance Sheets

	As of December 31,
(in millions, except par value)	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246.2	$198.5
Restricted cash	3.8	7.7
Accounts receivable, net of allowance for doubtful accounts of $2.9 and $3.6, respectively	67.0	50.7
Prepaid and current assets	18.6	19.6
Deferred taxes	43.9	65.1

Total current assets	379.5	341.6
Property and equipment, net of accumulated depreciation of $676.2 and $563.9, respectively	1,115.2	1,019.8
Goodwill	8.7	8.7
Aerial image library, net of accumulated amortization of $33.4 and $25.1, respectively	16.4	13.0
Long-term restricted cash	8.3	9.8
Long-term deferred contract costs	37.3	44.7
Other assets, net	12.1	14.0

Total assets	$1,577.5	$1,451.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10.2	$19.7
Current portion of long-term debt	5.0	5.0
Other accrued liabilities	56.3	37.7
Current portion of deferred revenue	42.9	36.6

Total current liabilities	114.4	99.0
Deferred revenue	386.8	319.3
Long-term debt, net of discount	478.6	481.6
Long-term deferred tax liability, net	55.6	59.6
Other liabilities	2.7	4.7

Total liabilities	$1,038.1	$964.2

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 24.0 shares authorized; no shares issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock; $0.001 par value; 250.0 shares authorized; 47.2 shares issued and 47.1 shares outstanding at December 31, 2012 and 46.4 shares issued and 46.3 shares outstanding at December 31, 2011	0.2	0.2
Treasury stock, at cost; 0.1 shares at December 31, 2012 and 0.1 shares at December 31, 2011	(2.0)	(1.2)
Additional paid-in capital	543.8	530.0
Accumulated deficit	(2.6)	(41.6)

Total stockholders’ equity	539.4	487.4

Total liabilities and stockholders’ equity	$1,577.5	$1,451.6

DigitalGlobe, Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31,
(in millions)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$39.0	$(28.1)	$2.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	114.6	117.1	118.9
Amortization of aerial image library, deferred contract costs and lease incentive	17.9	10.2	8.7
Non-cash stock-based compensation expense	9.2	14.4	6.6
Non-cash interest expense and other	4.7	3.9	4.4
Write-off of debt financing fees	—	12.0	—
Deferred income taxes	17.2	(18.5)	3.3
Changes in working capital net and certain long-term assets and liabilities:
Accounts receivable	(16.3)	(5.4)	4.3
Other current and non-current assets	(10.9)	(23.7)	(18.0)
Accounts payable	0.9	5.5	(1.8)
Accrued liabilities	15.1	(4.2)	14.3
Deferred revenue	73.6	73.6	9.9
Fees paid on early redemption of long-term debt	—	(14.0)	—
Other current and non-current liabilities	(0.5)	—	0.2

Net cash flows provided by operating activities	264.5	142.8	153.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress additions	(210.7)	(255.6)	(74.1)
Property, equipment, intangible and other additions	(10.7)	(6.6)	(10.6)
Decrease in restricted cash	5.4	2.7	3.8

Net cash flows used in investing activities	(216.0)	(259.5)	(80.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	487.0	—
Public offering fees	—	—	(0.3)
Repayment of debt	(5.0)	(341.8)	—
Payment of debt issuance cost	—	(11.1)	—
Proceeds from exercise of stock options, including windfall tax benefits	4.2	1.8	10.2

Net cash flows (used in) provided by financing activities	(0.8)	135.9	9.9

Net increase in cash and cash equivalents	47.7	19.2	82.3
Cash and cash equivalents, beginning of period	198.5	179.3	97.0

Cash and cash equivalents, end of period	$246.2	$198.5	$179.3

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized amounts of $24.3, $18.6 and $7.7, respectively	$5.4	$23.2	$30.2
Cash received (paid) for income taxes	$(1.5)	$(1.7)	$4.2
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Changes to non-cash property, equipment and construction in progress accruals, including interest	$9.0	$(0.5)	$16.9

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Contacts

Investor Contact: David Banks (303) 684-4210 ir@digitalglobe.com	Media Contact: Robert Keosheyan (303) 684-4742 rkeoshey@digitalglobe.com